Centrus Energy Announces Uplisting to the New York Stock Exchange BETHESDA, Md. – [December 1, 2025] – Centrus Energy Corp. (NYSE American: LEU) today announced that the company has been approved for uplisting to the New York Stock Exchange (NYSE) from the NYSE American (NYSE American). As a result of the uplisting, Centrus’ common stock will cease trading on the NYSE American after market close on December 3, 2025, and will commence trading on the NYSE effective at the opening of trading on December 4, 2025. Centrus will continue to trade under the symbol “LEU”. “This is another remarkable milestone for Centrus that reflects our growth and the value we are continuing to deliver for shareholders,” said Todd Tinelli, Chief Financial Officer of Centrus. “We believe this move will provide improved liquidity for our shareholders while enhancing our visibility to a broader investor base as we work to restore America’s ability to enrich uranium at a large scale.” “We are pleased to welcome Centrus to the New York Stock Exchange” said Chris Taylor, NYSE Group Chief Development Officer. “As it looks to re-establish large-scale U.S.-owned uranium enrichment capacity for commercial and national security needs, Centrus is poised to benefit from the enhanced visibility, liquidity, and long-term value that the NYSE offers.” About Centrus Energy Centrus Energy is a trusted American supplier of nuclear fuel and services for the nuclear power industry, helping meet the growing need for clean, affordable, carbon-free energy. Since 1998, the Company has provided its utility customers with more than 1,850 reactor years of fuel, which is equivalent to more than 7 billion tons of coal.  With world-class technical and engineering capabilities, Centrus is pioneering production of High- Assay, Low-Enriched Uranium and is leading the effort to restore America’s uranium enrichment capabilities at scale so that we can meet our clean energy, energy security, and national security needs. Find out more at www.centrusenergy.com. Forward-Looking Statements This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements related to future events, which may impact our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning, including the Company’s expectations regarding the commencement of trading on the NYSE, the cessation of trading on the NYSE American and the potential benefits of the NYSE listing. These forward-looking statements are based on information available to us as of the date of this news release and represent management’s current views and assumptions with respect to future events and operational, economic and financial performance. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond our control.

Contacts: Investors: Neal Nagarajan NagarajanNK@centrusenergy.com Media: Dan Leistikow LeistikowD@centrusenergy.com ###